Exhibit 99.1

FOR IMMEDIATE RELEASE

Cidara Therapeutics Completes Enrollment in Phase 2 STRIVE Trial Evaluating Novel Antifungal Rezafungin (CD101 IV) in
Invasive Fungal Infections

Topline Data Expected in First Quarter 2018

SAN DIEGO, November 28, 2017 – Cidara Therapeutics, Inc. (Nasdaq: CDTX), a biotechnology company developing novel anti-infectives including immunotherapies, today announced the completion of patient enrollment in the STRIVE trial, a Phase 2 randomized clinical trial evaluating the safety, tolerability and efficacy of once-weekly dosing of its lead antifungal candidate rezafungin acetate, formerly known as CD101 IV, compared to once-daily dosing of caspofungin in patients with candidemia and invasive candidiasis. Rezafungin is a novel antifungal echinocandin and is the only once-weekly product candidate in development for the treatment and prevention of life-threatening invasive fungal infections.
“Completion of enrollment for the STRIVE trial is an important milestone for Cidara and our many investigators around the world who are committed to developing and evaluating rezafungin for the treatment and prevention of serious fungal infections,” said Jeffrey Stein, Ph.D., president and chief executive officer of Cidara.
Cidara expects to report topline data for STRIVE in the first quarter of 2018, and begin Phase 3 trials for the treatment and prophylaxis of invasive fungal infections in mid-2018. More information about the STRIVE trial is available at www.clinicaltrials.gov, identifier NCT02734862.
About Invasive Fungal Infections
Fungal infections can carry a mortality rate of 35-50 percent, higher than most bacterial infections. Approximately 97,000 Americans die from hospital-related fungal infections each year and 90 percent of these infections are caused by two common fungi, Candida and Aspergillus. These infections represent a significant public health issue, particularly in highly vulnerable patient populations at risk for infection, such as the elderly, post-surgical, critically ill and other hospitalized patients with serious medical conditions. There is an urgent and growing need for new therapeutic approaches to treat and prevent serious invasive fungal infections.

About Cidara Therapeutics
Cidara is a clinical-stage biotechnology company focused on developing new anti-infectives that have the potential to transform the standard of care and save or improve patients’ lives. The company is currently advancing its novel echinocandin antifungal, rezafungin acetate, formerly called CD101 IV, through Phase 2 and developing CD201, its bispecific antibiotic immunotherapy, for the treatment of multi-drug resistant Gram-negative bacterial infections. Rezafungin has improved pharmacokinetics compared to existing echinocandins and has the potential for expanded utility across patient settings. Rezafungin is the only once-weekly product candidate in development for the treatment and prevention of life-threatening invasive fungal infections. CD201 is the first drug candidate selected from Cidara’s novel Cloudbreak™ platform, the first immunotherapy discovery platform designed specifically to create compounds that directly kill pathogens and also direct a patient’s immune cells to attack and eliminate bacterial, fungal or viral pathogens. Cidara has received a grant for up to $6.9 million from CARB-X (Combating Antibiotic Resistant Bacteria Accelerator) to advance the development of CD201 and back-up molecules. Cidara is headquartered in San Diego, California. For more information, please visit www.cidara.com.
Forward-Looking Statements
Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the anticipated timing of topline data for the STRIVE trial, the effectiveness, safety, and other attributes of rezafungin and CD201 and other potential product candidates, including the potential for these compounds to successfully treat or prevent infections, including those caused by resistant pathogens, and potentially transform the way infectious diseases are treated, the design and timing of rezafungin Phase 3 clinical trials, and the potential for the Cloudbreak platform to result in future drug candidates. Risks that contribute to the uncertain nature of the forward-looking statements include: the success and timing of Cidara’s preclinical studies and clinical trials; regulatory developments in the United States and foreign countries; changes in Cidara’s plans to develop and commercialize its product candidates; Cidara’s ability to obtain additional financing; Cidara’s ability to obtain and maintain intellectual property protection for its product candidates; and the loss of key scientific or management personnel. These and other risks and uncertainties are described more fully in Cidara’s Form 10-Q most recently filed with the United States Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Cidara undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

INVESTOR CONTACT:
Robert H. Uhl
Westwicke Partners, LLC
Managing Director
(858) 356-5932
robert.uhl@westwicke.com

MEDIA CONTACT:
Christy Curran
Sam Brown Inc.
615-414-8668
ChristyCurran@sambrown.com
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